XL CAPITAL FINANCE (EUROPE) PLC
               (Incorporated under the laws of England and Wales)

                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS

  TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF XL CAPITAL FINANCE (EUROPE) PLC


       In our opinion, the accompanying balance sheets, the related statements of income, and of cash flows present fairly, in all material respects, the financial position of XL Capital Finance (Europe) plc at December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and the period from August 29, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PRICEWATERHOUSECOOPERS

Chartered Accountants
Hamilton, Bermuda
May 5, 2003

                         XL CAPITAL FINANCE (EUROPE) PLC
                                 BALANCE SHEETS
                        As of December 31, 2002 and 2001
                          (expressed in U. S. dollars)
--------------------------------------------------------------------------------

                                                                                   2002               2001
                                                                                    $                  $
                                                                             ------------------------------------
ASSETS

Cash and cash equivalents                                                         9,607,086             18,250
Accrued investment income                                                        18,061,670                  -
Loans due from related companies                                                576,400,000                  -
Deferred tax asset                                                                1,351,768                  -
Other assets                                                                      3,250,533                  -
                                                                             ------------------------------------

TOTAL ASSETS                                                                    608,671,057             18,250
                                                                             ====================================

LIABILITIES
6.50% Guaranteed Senior Notes payable due 2012                                  597,123,278                  -
Accrued interest payable                                                         18,416,667                  -
Amounts due related companies                                                        41,473                  -
Other liabilities                                                                    40,000                  -
                                                                             ------------------------------------

TOTAL LIABILITIES                                                               615,621,418                  -
                                                                             ------------------------------------


SHAREHOLDERS' EQUITY (DEFICIT)

Share Capital - Authorised; 100,000 ordinary shares (pound)1.00 par value.
    Issued and outstanding; 50,000 shares                                            73,000             73,000
    Unpaid share capital; 50,000 shares (pound)0.75                                 (54,750)           (54,750)
Deficit                                                                          (6,968,611)                 -
                                                                             ------------------------------------

        Total shareholders' equity (deficit)                                     (6,950,361)            18,250
                                                                             ------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      608,671,057             18,250
                                                                             ====================================





   The accompanying notes are an integral part of these financial statements.

                         XL CAPITAL FINANCE (EUROPE) PLC
                               STATEMENT OF INCOME
      For the year ended December 31, 2002 and period from August 29, 2001 to December 31, 2001
                           (expressed in U.S. dollars)

                                                                                   2002           2001
                                                                                    $               $
                                                                             --------------------------------

REVENUES
Interest income on loans due from related parties                                33,351,303              -
Interest income                                                                   1,708,969              -
Exchange gain                                                                         1,879              -
                                                                             --------------------------------
TOTAL REVENUES                                                                   35,062,151              -
                                                                             --------------------------------

EXPENSES
Net realized loss on derivative instruments                                       4,225,452              -
Interest expense                                                                 39,117,078              -
Operating expenses                                                                   40,000              -
                                                                             --------------------------------
TOTAL EXPENSES                                                                   43,382,530              -

NET LOSS BEFORE TAX                                                              (8,320,379)             -
Income tax benefit                                                                1,351,768              -
                                                                             --------------------------------

NET LOSS                                                                         (6,968,611)             -
                                                                             --------------------------------








   The accompanying notes are an integral part of these financial statements.

                         XL CAPITAL FINANCE (EUROPE) PLC
                             STATEMENT OF CASH FLOWS
      For the year ended December 31, 2002 and period from August 29, 2001 to December 31, 2001
                           (expressed in U.S. dollars)
--------------------------------------------------------------------------------


                                                                                    2002              2001
                                                                                     $                 $
                                                                             -------------------------------------

CASH FLOWS USED IN OPERATING ACTIVITIES :
Net loss                                                                           (6,968,611)                -
    Adjustments to reconcile net loss to net cash used in operating activities :

Accretion charge of notes payable                                                     309,278                 -
Accrued income                                                                    (18,061,670)                -
Other assets                                                                       (3,250,533)                -
Deferred tax asset                                                                 (1,351,768)                -
Accrued interest payable                                                           18,416,667                 -
Amounts due to related parties                                                         41,473                 -
Other liabilities                                                                      40,000                 -
                                                                             -------------------------------------
                                                                                   (3,856,553)                -
                                                                             -------------------------------------
Net cash used  in operating activities                                            (10,825,164)                -
                                                                             -------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
Issue of loans to related parties, net of repayments                             (576,400,000)                -
                                                                             -------------------------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES :
Issue of shares                                                                             -            18,250
Proceeds from issue of notes payable                                              596,814,000                 -

                                                                             -------------------------------------
Net cash provided by financing activities                                         596,814,000            18,250
                                                                             -------------------------------------

Increase in cash and cash equivalents                                               9,588,836            18,250
Cash and cash equivalents - beginning of period                                        18,250                 -
                                                                             -------------------------------------
Cash and cash equivalents - end of period                                           9,607,086            18,250
                                                                             =====================================





   The accompanying notes are an integral part of these financial statements.

                         XL CAPITAL FINANCE (EUROPE) PLC
                          Notes to Financial Statements
                                DECEMBER 31, 2002
                           (EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

1.   GENERAL OPERATIONS

     XL Capital Finance (Europe) plc. (the "Company") was formerly known as XL Finance (UK) plc that was incorporated as a public limited company under the laws of England and Wales on August 29, 2001. The Company is a wholly owned indirect subsidiary of XL Capital Ltd and was formed to act as a finance subsidiary for XL Capital Ltd. XL Capital Ltd, together with its subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

     In January 2002, the Company issued $600.0 million par value 6.50% Guaranteed Senior Notes due January 2012 in a public offering. These notes are fully and unconditionally guaranteed by XL Capital Ltd, the guarantor. See Note 3 for further information.

2.   SIGNIFICANT ACCOUNTING POLICIES

     (a)  BASIS OF PREPARATION
          These financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP"). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b)  NOTES PAYABLE, PREPAID EXPENSES AND INTEREST EXPENSE
          Notes payable are carried at gross proceeds accreted over the term to the liability at maturity. Any expenses directly related to the issuance of any notes payable are recorded as a prepayment and expensed over the life of the issue. Interest expense is accrued to the balance sheet date. Interest expense also includes the accretion charge of any discount related to the issue of the notes.

     (c)  INVESTMENT INCOME
          Investment income is recognized when earned.

     (d)  DERIVATIVE INSTRUMENTS
          Derivative instruments are recorded at fair value with changes in fair value recorded in net realized gains and losses on derivative instruments.

     (e)  INCOME TAXES
          The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferral of tax losses is evaluated based upon management's estimates of the future profitability of the Company based on current forecasts and the period for which losses may be carried forward. A valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized.


                                                                             (1)

                         XL CAPITAL FINANCE (EUROPE) PLC
                    Notes to Financial Statements (continued)
                                DECEMBER 31, 2002
                           (EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

     (f)  FOREIGN CURRENCY TRANSLATION
          The functional currency of the Company is U.S dollars. Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rate in effect at the balance sheet date with the resulting foreign exchange gains and losses recognized in income. Revenue and expense transactions are translated at the average exchange rates prevailing during the year.

     (g)  CASH AND CASH EQUIVALENTS
          Cash equivalents include fixed interest deposits placed with a maturity of under 90 days when purchased.


3.   6.50% GUARANTEED SENIOR NOTES PAYABLE DUE 2012
     In January 2002, the Company issued $600.0 million par value 6.50% Guaranteed Senior Notes ("the senior notes") due January 2012 in a public offering. The senior notes were issued at $99.469 and gross proceeds were $596.8 million. Related expenses of the offering amounted to $3.6 million, excluding the treasury lock as discussed below.

     Proceeds of the senior notes were used to make loans to affiliated companies. See Note 5 for further information. The senior notes are direct, unsecured and unsubordinated obligations of the Company. Payment of principal, premium and any interest on the senior notes is fully and unconditionally guaranteed on an unsecured, unsubordinated basis by XL Capital Ltd, the guarantor. The senior notes rank equal in right of payment with all of the Company's other unsecured and unsubordinated indebtedness.

     The senior notes are listed on the Luxembourg Stock Exchange. At December 31, 2002, the fair value of the senior notes, based on the closing published market value on the Luxembourg Stock Exchange, was $108.70.

     The senior notes bear interest at 6.50% per annum to maturity or early redemption and interest is payable semi-annually on January 15 and July 15. The senior notes will mature in January 2012, at which time the Company will repay the principal plus accrued but unpaid interest, unless they are previously redeemed. The senior notes are redeemable, in whole or in part from time to time, at the Company's option, at a redemption price equal to the accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of :

          o 100% of the principal amount of the senior notes to be redeemed, and

          o the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis at a comparable treasury rate, plus 20 basis points.

4.   DERIVATIVE INSTRUMENTS
     In January 2002, the Company entered into a treasury rate lock agreement with the underwriters of the senior notes. The senior notes were priced using a margin over the yield of a U.S. Treasury Note with a similar maturity. The treasury rate lock agreement was designed to eliminate underlying pricing risk of the Company's debt that would have resulted from an increase in the yield of the



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                         XL CAPITAL FINANCE (EUROPE) PLC
                    Notes to Financial Statements (continued)
                                DECEMBER 31, 2002
                           (EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

4.   DERIVATIVE INSTRUMENTS (CONTINUED)
     comparable  U.S.   Treasury  issue  over  a  two  day  period  until  final
     determination of the pricing of the transaction. The total realized loss of the hedge was $4.2 million.

5.   LOANS DUE FROM RELATED PARTIES
     In February 2002, the Company entered into inter-company loan agreements in the total amount of $539.0 million with two affiliated companies that are also subsidiaries of XL Capital Ltd. Interest on these loans was at the rate of 6.90% and was payable semi-annually on January 10 and July 10.

     On June 28, 2002 the above inter-company loans were terminated, repaid and replaced with a facility agreement under which the Company lent $539.0 million to EXEL Holdings Ltd ("EXEL"). EXEL is also a subsidiary of XL Capital Ltd. Interest on this loan is at the rate of 6.90% and is payable semi-annually on January 10 and July 10. The loan is repayable on demand.

     On December 19, 2002, the Company entered into a facility agreement under which the Company lent $37.4 million to XL Winterthur (UK) Holdings Limited ("XL UK Holdings"). XL UK Holdings is also a subsidiary of XL Capital Ltd. Interest on this loan is at the rate of 6.90% and is payable semi-annually on January 10 and July 10. The loan is repayable in full on December 19, 2012 unless XL UK Holdings and the Company agree the loan can be repaid prior to this date.

6.   TAXATION
     The Company is subject to applicable taxes in the United Kingdom. The Company has recorded a deferred tax asset at December 31, 2002 of $1.35 million as a result of a net operating loss of the Company in its first year of operations, resulting from timing of the loan agreements and expensing of certain costs relating to the issuance of the senior notes.

     The deferred tax asset at December 31, 2002 is net of a valuation allowance of $1.1 million. Management believes it is more likely than not that the tax benefit will be realized. Net operating loss carryforwards in the United Kingdom have no expiration. Based on contractual relationships currently in place, the Company expects to make sufficient future profits to realize the deferred tax asset it has recorded.

7.   SHARE CAPITAL
     The authorized share capital of the Company is (pound)100,000, divided into 100,000 ordinary shares of (pound)1.00 sterling each.

     The issued and outstanding share capital at December 31, 2002 and 2001 was 50,000 ordinary shares. (pound)0.25 sterling of each share was paid.






                                                                             (3)